Joint Filer Information

Title of Security:	Common Stock and Stock Options
Issuer & Ticker Symbol:	AMBASSADORS GROUP, INC. [EPAX]
Designated Filer:	Lane Five Capital Management LP
Other Joint Filers:	Lane Five Partners LP (the “Fund”); Lane Five Capital Management, LLC (“ IM GP”); Lane Five Partners GP LLC (the “Fund General Partner”); and Lisa O’Dell Rapuano
Addresses:	The address of each of the Fund, IM GP, Fund General Partner and Ms. Rapuano is 1122 Kenilworth Drive, Suite 313, Towson, Maryland 21204.
Signatures:

Dated:  June 11, 2012

LISA O’DELL RAPUANO
LANE FIVE PARTNERS LP
LANE FIVE CAPITAL MANAGEMENT, LLC
LANE FIVE PARTNERS GP LLC

By:    /s/ Lisa O'Dell Rapuano
          Lisa O’Dell Rapuano, for herself, as Managing Member of the IM GP, and as
         Managing Member of the Fund General Partner (for itself and the Fund)